Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated January 29, 2013

PowerSharesETNs.com - German Fixed Income

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The PowerShares DB 3x German Bund Futures Exchange Traded Notes (BUNT) and
PowerShares DB German Bund Futures Exchange Traded Notes (BUNL) (collectively, the "PowerShares DB German Bund Futures ETNs," or the "ETNs") are the first exchange-traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of a German bond futures index.

The PowerShares DB German Bund Futures ETNs are based on the DB USD Bund Futures
Index (the "Bund Futures Index") which is intended to measure the performance of a long position in Euro-Bund Futures.

fThe ETNs are senior  unsecured  obligations  issued by Deutsche  Bank AG, London
Branch that are linked to the  month-over-month  performance  of the DB USD Bund
Futures Index.

The DB USD Bund Futures Index is intended to measure the performance of a long position in Euro-Bund Futures. The underlying assets of Euro-Bund Futures are
Federal Republic of Germany-government issued debt securities ("Bunds") with a remaining term to maturity of not less than 8 years and 6 months and not more than 10 years and 6 months as of the futures contract delivery date. The returns of each ETN are obtained by combining the returns of the relevant futures index with the returns of the TBill index, less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

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  Fact Sheet Prospectus        Download Historical Repurchase Value
------------------------------ ------------------------------------
Financial Details
                               BUNL        BUNT                          -   -
                               1/28/2013   1/28/2013                     -   -
Last Update
                               3:50 PM EST 2:36 PM EST                   -   -
Price                          23.57       32.31                         -   -
Indicative Intra-day Value     23.59       32.26                         -   -
Last End of Day RP Value       23.6905     32.6759                       -   -
Last Date for End of Day Value 1/25/2013   1/25/2013                     -   -
ETN History as of 12/31/2012(1) (Growth of $10,000 since March 22, 2011)

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BUNL (Long) $12,017.00
BUNT (Long) $17,098.00
$18k
$16k
$14k
$12k
$10k
$8k
$6k
$4k
$2k
$0k
2011
2012

PowerShares DB German Bund ETN & Index Data

Ticker Symbols

3x German Bund Futures	BUNT
German Bund Futures	BUNL

Intraday Indicative Value Symbols

3x German Bund Futures	BUNTIV
German Bund Futures	BUNLIV

CUSIP Symbols

3x German Bund Futures	25154W407
German Bund Futures	25154W506

Details

ETN price at inception	$20.00
Inception date	3/22/2011
Maturity date	3/31/2021
Yearly investor fee (BUNT)	0.95%
Yearly investor fee (BUNL)	0.50%
Leverage Reset Frequency	Monthly
Listing exchange	NYSE Arca
DB USD Bund Futures Index	DBBNBUNL

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure
- Credit risk of the issuer
- Issuer call right

Benefits

- Leveraged or unleveraged long

ETN Performance & Index History(%)[1]

As of 12/31/2012	1 Year	3 Year	5 Year	10 Year	Inception
ETN Performance					
German Bund	5.81	-	-	-	11.26
3x German Bund	17.80	-	-	-	36.54
Index History					
Bund Futures Index	6.23	-	-	-	11.76
Comparative Indexes[2]					
S&P 500 Index	16.00	-	-	-	7.84
Barclays Capital U.S. Aggregate	4.22	-	-	-	6.40

Short Index Weights

As of 1/15/2013

Contract	Contract Expiry Date	Weight (%)
EURO-BUND FUTURE	3/7/2013	100.00

Long Index Weights

As of 1/15/2013

Contract	Contract Expiry Date	Weight (%)
EURO-BUND FUTURE	3/7/2013	100.00

Source: Invesco PowerShares, Bloomberg L.P.

[1] ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. ETN Performance is based on a combination of three times the monthly returns, for the 3x German Bund Futures ETNs, or the monthly returns, for the German Bund Futures ETNs, from the Bund Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history is for illustrative purposes only and does not represent actual PowerShares DB German Bund Futures ETN performance. The inception date of the Bund Futures Index is September 20, 2010. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

PowerSharesETNs.com - German Fixed Income

notes
Relatively low cost (2) The SandP 500[R] Index is an unmanaged index used as a
Intraday access     measurement of change in stock market conditions based on
Listed              the performance of a specified group of common stocks. The
                    Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade,
                    fixed-rate bond market.

                    Deutsche  Bank AG,  London  Branch has filed a  registration statement  (including  a  prospectus)  with  the SEC for the offering  to which this  communication  relates.  Before you invest,  you should read the prospectus and other  documents filed by Deutsche  Bank AG,  London Branch for more complete information about the issuer and this offering.  You may get
                    these documents for free by visiting  powersharesetns.com  |
                    dbfunds.db.com/notes   or  EDGAR  on  the  SEC   website  at
                    www.sec.gov.  Alternatively, you may request a prospectus by
                    calling  800 983 0903 | 877 369 4617,  or you may  request a
                    copy  from  any  dealer   participating  in  this  offering.
                    Important Risk Considerations Each security offers investors
                    exposure  to  the  month-  over-month   performance  of  its
                    respective Index measured from the first calendar day to the last  calendar  day of each month and the amount you receive
                    at  maturity  (or  upon  an  earlier   repurchase)  will  be
                    contingent  upon each monthly  performance of the respective
                    Index  during the term of the ETNs.  The German Bund Futures
                    ETNs may not be suitable for investors seeking an investment with a term  greater  than  the time  remaining  to the next monthly reset date and should be used only by  knowledgeable investors who understand the potential adverse  consequences of  seeking  longer-term  investment  results  by  means  of securities that reset their exposure  monthly,  resulting in the compounding of monthly returns. Investing in the ETNs is not equivalent to a direct  investment in the index or index components.  The  principal  amount is also  subject  to the monthly application of the investor fee, which can adversely affect returns.  There is no guarantee that you will receive at  maturity,  or upon an earlier  repurchase,  your initial
                    investment   back  or  any   return   on  that   investment.
                    Significant  adverse monthly  performances for your ETNs may not be offset by any beneficial  monthly  performances.  The
                    ETNs are senior  unsecured  obligations of Deutsche Bank AG,
                    London  Branch,  and the amount due on the ETNs is dependent on Deutsche  Bank AG,  London  Branch's  ability to pay. The
                    ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

                    Risks of  investing in the ETNs  include  limited  portfolio diversification,  uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will  reduce the amount of your  return at  maturity  or upon  redemption  of  your  ETNs  even if the  value  of the relevant index has increased.  If at any time the repurchase value of the  ETNs is  zero,  your  Investment  will  expire worthless. As described in the pricing supplement,  Deutsche
                    Bank may  redeem the ETNs for an amount in cash equal to the repurchase value.

                    The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem  directly  with  Deutsche
                    Bank AG,  London  Branch,  as  specified  in the  applicable pricing  supplement.  Ordinary brokerage  commissions apply, and  there  are  tax  consequences  in the  event  of  sale, redemption or maturity of the ETNs. Sales in

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PowerSharesETNs.com - German Fixed Income

the secondary market may result in losses.

The ETNs provide concentrated exposure to Euro-Bund futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions, each in the U.S. or Germany.

The 3x German Bund Futures ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these
products by Invesco Distributors, Inc. or its affiliate, Invesco
PowerShares Capital Management LLC. Invesco Distributors,
Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. or Invesco PowerShares Capital
Management LLC are affiliated with Deutsche Bank.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

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